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                                 EXHIBIT 99.12


                        1987 Restated Stock Option Plan
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                           FARALLON COMPUTING, INC.
                        1987 RESTATED STOCK OPTION PLAN
                        -------------------------------
                   (amended and restated as of MAY 31, 1995)


     I.   PURPOSE OF THE PLAN

          The Farallon Computing, Inc. 1987 Restated Stock Option Plan ("Plan") is intended to promote the interests of Farallon Computing, Inc. (the "Corporation") by providing incentives to (i) certain employees of the Corporation or its Parent or Subsidiary Corporations who are responsible for the management, growth or financial success of the Corporation or its Parent or Subsidiary Corporations, (ii) certain non-employee members of the Corporation's Board of Directors and (iii) certain non-employee consultants who perform valuable services for the Corporation or its Parent or Subsidiary Corporations, in order to encourage them to acquire a proprietary interest, or increase their proprietary interest, in the Corporation and to continue to perform services for the Corporation or its Parent or Subsidiary Corporations. For purposes of the Plan, the terms "Parent Corporation" and "Subsidiary Corporation" shall have the meanings set forth in subsections (e) and (f) of Section 424 of the Internal Revenue Code.

     II.  ADMINISTRATION OF THE PLAN

          A. The Plan shall be administered by the Board of Directors (the "Board") of the Corporation. The Board, however, may at any time appoint a committee ("Committee") of two (2) or more individuals and delegate to such Committee one or more of the administrative powers allocated to the Board pursuant to the provisions of the Plan. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

          B. The Plan Administrator (either the Board or the Committee, to the extent the Committee is at the time responsible for the administration of the
Plan) shall have full power and authority to (i) determine which employees shall receive option grants, (ii) determine the number of shares to be covered by each such stock option grant, (iii) determine whether each granted option is to be an incentive stock option which satisfies the requirements of Section 422 of the Internal Revenue Code ("Incentive Option") or a non-statutory option not intended to meet such requirements, (iv) determine the time or times at which each such option is to be come exercisable, (v) determine the option price for each such option, (vi) determine the maximum term for which such option is to be outstanding and (vii) determine all other terms and conditions upon which such option may be exercised. The Plan Administrator shall have the full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan and to make such

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determinations under, and issue such interpretations of, the Plan and any outstanding option as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any outstanding option. No person acting under this subsection shall be held liable for any action or determination made in good faith with respect to the Plan or any option granted under the Plan.

     III. ELIGIBILITY FOR OPTION GRANTS

          Employees (whether or not they are officers and members of the Board) of the Corporation (or any Parent or Subsidiary Corporation), members of the Board who are not employees of the Corporation and non-employee consultants to the Corporation (or any Parent or Subsidiary Corporation) shall be eligible for selection to receive option grants under the Plan.

     IV.  STOCK SUBJECT TO THE PLAN

          A. The stock issuable under the Plan shall consist of shares of the Corporation's authorized but unissued or reacquired Common Stock ("Common Stock"). The aggregate number of shares issuable over the term of the Plan (including the 1,000,000-share increase approved by the Board of May 31, 1995) shall not exceed 5,120,000 shares, subject to adjustment as provided in subsection B. Should an option expire or terminate for any reason prior to exercise or surrender in full (including options canceled in accordance with the cancellation-regrant provisions of Section 9 of the Plan), the shares subject to the potion of the option not so exercised or surrendered shall be available for subsequent option grants under the Plan. Shares subject to an option (or portion of an option) surrendered in accordance with Section 7 of the Plan and shares repurchased by the Corporation pursuant to its repurchase rights under the Plan shall not be available for subsequent option grants under the Plan.
               ---

          B. In the event any change is made to the Common Stock issuable under the Plan by reason of (i) any Corporate transaction (as defined in Section 8) or
(ii) any stock split, stock dividend, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, then unless such change results in the termination of all outstanding options under the Plan as a result of the Corporate Transaction, appropriate adjustments shall be made to (I) the aggregate class and/or number of shares issuable under the Plan and (II) the class and/or number of shares and price per share of the Common Stock subject to each outstanding option in order to prevent the dilution or enlargement of benefits thereunder.

     V.   TERMS AND CONDITIONS OF OPTIONS

          A.  General Requirements. Each option granted under the Plan (i) shall
              --------------------
be authorized by action of the Plan Administrator and (ii) shall be evidenced by a stock option agreement that complies with (or incorporates) each of the terms and

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conditions of this Section and identifies such option as either an Incentive
Option or as a non-statutory option. Individuals who are not employees of the Corporation or its Parent or Subsidiary Corporations may only be granted non-statutory options.

         B.   Option Price.
              -------------

              1. The option price per share shall be fixed by the Plan Administrator; provided, however, that in no event shall the option price per
               --------
share be less than 85% of the fair market value of a share of Common Stock on the date of the option grant.

              2. If the optionee is, on the date of grant, an owner of stock (as determined under Section 424(d) of the Internal Revenue code) that possesses more than 10% of the total combined voting power of all classes of stock of the Corporation or a Parent or Subsidiary Corporation (such person to be referred to as a 10% Shareholder), then the option price per share shall not be less than 110% of the fair market value of a share of Common Stock on the date of the option grant.

              3. The option price shall be paid upon exercise of the option and shall, subject to the provisions of Section 10 and the stock option agreement that evidences the option grant, be payable in one of the following alternative forms (as determined by the Plan Administrator):

                  (1)  Full payment in cash or check; or

                  (2) Full payment in shares of Common Stock held by the Optionee for at least six months and valued at fair market value on the date of exercise; or

                  (3) Full payment through a combination of shares of Common Stock held by the Optionee for at least six months and valued at fair market value on the date of exercise and cash or check, equal in the aggregate to the option price.

              4. For all valuation purposes under the Plan, the fair market value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

                  (1) If the Common Stock is not at the time listed or admitted to trading on any stock exchange but is traded in the over-the-counter market, the fair market value shall be the mean between the highest bid price and lowest asked price per share of Common Stock on the date in question in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its Nasdaq system or any successor system. If there are no reported bid and asked prices for the Common Stock on the date in question, then the mean between the highest bid price and lowest asked price on the last preceding date for which such quotations exist shall be

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determinative of fair market value. If the Common Stock is traded over-the-
counter on the Nasdaq National Market, the fair market value shall be the closing selling price per share of Common Stock on the date in question as such price is reported by the National Association of Securities Dealers through such system or any successor system. If there is no reported closing selling price for the Common Stock on the date in question, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of fair market value.

                  (2) If the Common Stock is at the time listed or admitted to trading on any stock exchange, then the fair market value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common stock on such exchange on the date in question, then the fair market value shall be the closing selling price on such exchange on the last preceding date for which such quotation exists.

                  (3) If the Common stock is at the time neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market (or, if the Plan Administrator determines that the value as determined pursuant to subsections (1) or (2) does not reflect fair market value), then the Plan Administrator shall determine fair market value after taking into account such factors as it deems appropriate, including one or more independent professional appraisals.

         C.  Term And Exercise Of Options. Each option granted under the Plan
             ----------------------------
shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the stock option agreement evidencing such option; provided, however, that no
                                                      --------
option granted under the Plan shall have a term in excess of ten years from its date of grant, or, in the case of an option granted to a 10% Shareholder, a term in excess of five years from the date of grant. An option by its terms shall not be assignable or transferable by the optionee other than by will or by the law of descent and distribution; during the lifetime of the optionee, such option shall be exercisable only by the optionee. Options shall be exercised by written notice to the Corporation (in such terms as the Plan administrator may specify), together with payment of the exercise price.

         D.  Effect Of Termination Of Employment.
             ------------------------------------

             1. Should an optionee cease to be a Service Provider to the Corporation for any reason (including death or disability) while the holder of one or more outstanding options under the Plan, then such option or options shall not (except to the extent otherwise provided pursuant to Section 11 below) remain exercisable for more than a thirty-six (36) month period (or such shorter period determined by the Plan Administrator and specified in the stock option agreement evidencing the grant) following the date of such cessation of Service Provider status; provided, however, that
                 --------

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under no circumstances shall such options be exercisable after the specified expiration date of the option term. Each such option shall, during such thirty-six (36) month or shorter period, be exercisable only to the extent of the number of shares (if any) for which the option is exercisable on the date of such cessation of Service Provider status. Upon the expiration of such thirty-six (36) month or shorter period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be exercisable.


             2. Any option granted to an optionee under the Plan and exercisable in whole or in part on the date of the optionee's death may be subsequently exercised, but only to the extent of the number of shares (if any) for which the option is exercisable on the date of the optionee's death, by the personal representative of the optionee's estate or by the person or persons to whom the option is transferred pursuant to the optionee's will or in accordance with the laws of descent and distribution, provided and only if such exercise
                                           -----------------
occurs prior to the earlier of (i) the third anniversary of the date of the
                    -------
optionee's cessation of Service Provider status or (ii) the specified expiration date of the option term. Upon the occurrence of the earlier event, the option shall terminate and cease to be exercisable.


             3. For purposes of the foregoing provision of this Section 5(d) (and all other provisions of the Plan), unless it is evidenced otherwise in the specific option agreement evidencing the option grant and/or the purchase agreement evidencing the purchased optioned shares, the optionee shall be deemed to be a Service Provider to the Corporation for so long as such individual renders services on a periodic basis to the Corporation or any Parent or Subsidiary Corporation in the capacity of an Employee, a non-employee member of the board of directors or an independent consultant or advisor. The optionee shall be considered to be an Employee for so long as such individual remains in the employ of the Corporation or one or more of its Parent or Subsidiary Corporations.

         E.  Restrictions Applicable to Common Stock Issued on Exercise.
             -----------------------------------------------------------

             1. Common Stock issuable upon exercise of an option granted under the Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as may be determined by the Plan Administrator, including the right of the Corporation (or its assigns), exercisable upon the optionee's cessation of Service Provider status, to repurchase at the original option price all or (at the discretion of the Corporation and with the consent of the optionee) any portion of the shares of Common Stock previously acquired by the optionee upon the exercise of such option. Any such repurchase right shall be exercisable by the Corporation (or its assigns) upon such terms and conditions (including the establishment of the appropriate vesting schedule and other provisions for the expiration of such right in one or more installments over the optionee's period of Service Provider status) as the Plan Administrator may specify in the instrument evidencing such right. All outstanding repurchase rights under the Plan shall terminate automatically upon the occurrence of any Corporate Transaction under Section 8, except

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to the extent the repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with the Corporate Transaction.

             2. The Plan Administrator may assign the Corporation's repurchase rights specified under subsection 1. above to any person or entity selected by the Plan Administrator, including one or more shareholders of the Corporation. If the selected assignee is other than a Parent or Subsidiary Corporation of the Corporation, then the assignee must make a cash payment to the Corporation, upon the assignment of the repurchase rights, in an amount equal to the excess (if any) of the fair market value of the unvested shares at the time subject to the repurchase rights and the aggregate repurchase price payable for such unvested shares thereunder.

             3. The Plan Administrator may also in its discretion establish as a term and condition of one or more options granted under the Plan that the Corporation shall have a right of first refusal with respect to any proposed sale or other disposition by the optionee (or any successor in interest by reason of purchase, gift or other mode of transfer) for any shares of Common Stock issued upon the exercise of such options. Any such right of first refusal shall be exercisable by the Corporation (or its assignees) in accordance with the terms and conditions set forth in the instrument evidencing such right.

         F.  Investment Purpose.  If necessary or advisable to comply with
             ------------------
applicable Federal or state securities laws, any option granted under the Plan may be granted on the condition that the optionee agrees that the purchase of shares of Common Stock thereunder is for investment and not with a view to the resale or distribution of such stock and that such shares shall be disposed of only in accordance with such laws. As a condition to issuance of any shares purchased upon the exercise of any option granted pursuant to the Plan, the optionee, his executor, administrator, heir or legatee (as the case may be) receiving such shares may be required to deliver to the Corporation an instrument, in form and substance satisfactory to the Plan Administrator and its counsel, implementing such agreement. Any such condition may be eliminated by the Plan Administrator if the Plan Administrator determines it is no longer necessary or advisable.

         G.  Shareholder Rights. No option holder shall have any of the rights
             ------------------
of a shareholder with respect to any shares covered by an option until such option holder has exercised the option.

         H.  Withholding on Non-statutory Options.
             -------------------------------------

             1. In the event that an optionee is required to pay to the Corporation an amount with respect to income and employment tax withholding obligations in connection with the exercise of a non-statutory option, the Plan Administrator may, in its discretion and subject to such rules as it may adopt, permit the optionee to satisfy the obligation, in whole or in part, by making an irrevocable election that a portion of the total value of the shares of Common Stock subject to the non-


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statutory option be paid in the form of cash in lieu of the issuance of Common
Stock and that such cash payment be applied to the satisfaction of the withholding obligations.

             2.  If the optionee is subject to the trading restrictions of
Section 16(b) of the Securities Exchange Act of 1934 (the "1934 Act") at the time of exercise of an option, an election under this subsection H. by such individual shall be made either (i) at least six months prior to the date the amount of withholding tax due with respect to the exercise is calculated (the "Tax Date") or (ii) on or prior to the Tax Date, within a "window period" as defined in Rule 16b-3(e)(3)(iii) under the 1934 Act; and shall apply only to options exercised six months or more after the date of grant (unless the option holder dies or becomes disabled prior to the expiration of such six-month period). Should the Tax Date be deferred for six months following the exercise date, the full amount of shares purchased under the exercised option shall be issued to the officer or director upon exercise, but such individual shall be obligated unconditionally, upon arrival of his withholding election, to tender back to the Corporation on the Tax Date the requisite number of shares of Common Stock (plus cash for any fractional amount) needed to satisfy the designated percentage of his Federal and state income and employment tax withholding liability.

       VI.   INCENTIVE OPTIONS

             A.  General Conditions. The terms and conditions set forth in this
                 ------------------
Section shall apply to all Incentive Options granted under the Plan. Incentive Options may only be granted to individuals who are Employees of the Corporation or any of its Parent or Subsidiary Corporations. Options that are specifically designated as "non-statutory" options when issued under the Plan shall not be subject to such terms and conditions.

             B.  Option Price.  The option price per share of the Common Stock
                 ------------
subject to an Incentive Option shall in no event be less than one hundred percent (100%) of the fair market value of a share of Common Stock on the date grant.

             C.  Dollar Limitation.  The aggregate fair market value (determined
                 -----------------
as of the respective date or dates of grant) of the Common Stock for which one or more options granted to any Employee under this Plan (or any other option plan of the Corporation or its Parent or Subsidiary Corporations) may for the first time become exercisable as incentive stock options under the Federal tax laws during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability thereof as incentive stock options under the Federal tax laws shall be applied on the basis of the order in which such options are granted.

             Except as modified by the preceding provisions of this Section 6, all the provisions of the Plan shall be applicable to the Incentive Options granted hereunder.

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       VII.  LIMITED SURRENDER RIGHTS

             A. In the event of a Change in Control (as defined below) at a time when one or more classes of the Corporation's equity securities are registered under Section 12(g) of the Securities Exchange Act of 1934 (as amended), then each optionee who is an officer or director at the time subject to the short-swing profit restrictions of the Federal securities laws shall have the right to surrender any or all options held by such individual under this Plan, to the extent such options are at the time exercisable for vested shares, and receive in exchange therefor an appreciation distribution from the Corporation. The appreciation distribution shall be equal in amount to the excess of (i) the Change in Control Price (on the date of surrender) of the number of shares in which the optionee is at the time vested under the surrendered option or portion thereof over (ii) the aggregate option price payable for such vested shares. The limited surrender right provided by this
Section 7 shall be exercisable for a period not to exceed thirty (30) days from the occurrence of the Change in Control. The approval of the Board shall not be required for such surrender, and the distribution to which such individual shall become entitled upon such surrender shall be made entirely in cash.

             B. For purposes of subparagraph (a) above, Change in Control shall mean the acquisition of twenty-five percent (25%) or more of the Corporation's outstanding voting stock pursuant to a tender or exchange offer (I) which is made by a person or group of related persons other than the Corporation or a person that directly or indirectly controls, is controlled by or is under common control with the Corporation and (II) which the Board does not recommend the Corporation's shareholders to accept.

             C. For purposes of subparagraph (a) above, the Change in Control Price per share of the vested Common Stock subject to the surrendered option shall be deemed to be equal to the greater of (a) the Fair Market Value per
                                   -------
share on the date of surrender or (b) the highest reported price per share paid in effecting the Change in Control. However, if the surrendered option is an Incentive Option, then the Change in Control price of the vested shares subject to the surrendered option shall not exceed the Fair Market Value per share.

       VIII. SALE, MERGER, REORGANIZATION, ETC.

             A. In the event of any of the following transactions (a "Corporate Transaction"):

                 (i) a merger or consolidation in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Corporation's incorporation,

                 (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation, or


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                 (iii)  any reverse merger in which the Corporation is the
     surviving entity but in which fifty percent (50%) or more of the Corporation's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger, then each option outstanding under the Plan shall terminate upon the consummation of such Corporate Transaction and cease to be exercisable, unless assumed by the successor corporation or parent thereof.

             B. Each outstanding option which is assumed in connection with the Corporate Transaction or is otherwise to continue in effect shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issuable, in consummation of such Corporate Transaction, to an actual holder of the same number of shares of Common Stock as are subject to such option immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the option price payable per share, provided the aggregate
                                                    --------
option price payable for such securities shall remain the same. In addition, the class and number of securities available for issuance under the Plan following the consummation of the Corporate Transaction shall be appropriately adjusted.


             C. The grant of options under this Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

       IX.   CANCELLATION AND NEW GRANT OF OPTIONS

             The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected optionees, the cancellation of any or all outstanding options under the Plan and to grant in substitution therefor new options under the Plan covering the same or different numbers of shares of Common Stock but having an option price per share not less than 85% of fair market value (100% of fair market value in the case of an Incentive Option or, in the case of a 10% Shareholder, not less than 110% of fair market value) on the new grant date.

       X.    LOANS OR GUARANTEE OF LOANS

             The Plan Administrator may, in its discretion, assist any optionee (including an optionee who is an officer or member of the Board) in the exercise of one or more options under the Plan, including the satisfaction of any Federal and state income and employment tax obligations arising therefrom by
(i) authorizing the extension of a loan from the Corporation to such optionee,
(ii) permitting the optionee to pay the option price in installments over a period of years or (iii) authorizing a guarantee by the Corporation of a third party loan to the optionee. Any such assistance shall be upon such terms (including the interest rate and terms of repayment) as the Plan Administrator specifies in the stock option agreement. Loans, installment payments and guarantees may be granted with or without security or collateral (other than to optionees who are consultants or independent contractors, in which event the loan must be adequately secured by collateral other than the purchased shares), but the maximum credit available to the optionee shall not exceed the sum of
(i) the aggregate option price payable for the purchased shares plus (ii) any Federal and state income and employment tax liability incurred by the optionee in connection with the exercise of the option.

       XI.   EXTENSION OF EXERCISE PERIOD

             The Plan Administrator shall have full power and authority to extend the period of time for which the option is to remain exercisable following the optionee's termination of Service Provider status from the thirty-six (36) month or shorter period set forth in the option agreement to such greater period of time as the Plan Administrator shall deem appropriate; provided, however, that in no event shall such option be exercisable after the
- --------
specified expiration date of the option term.


       XII.  AMENDMENT OF THE PLAN AND OPTIONS

             A. The Board shall have complete and exclusive power and authority to amend the Plan and the Plan Administrator may amend or modify outstanding options issued under the Plan in any or all respects whatsoever not inconsistent with the terms of the Plan; provided, however, that, except to the extent necessary to qualify options under the Plan as Incentive Options, no such amendment shall adversely affect the rights and obligations of an option holder with respect to options at the time outstanding under the Plan unless the option holder consents to such amendment; and provided, further, that the Board shall not, without the approval of the Corporation's shareholders, amend the Plan to
(i) increase the maximum number of shares issuable under the Plan (except for permissible adjustments under Section 4.B. or subsection B. below),
(ii) materially increase the benefits accruing to individuals who participate in the Plan or (iii) modify the eligibility requirements for the grant of options under the Plan.

             B. Options may be granted under the Plan to purchase shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided (i) an amendment to increase the maximum number of shares issuable under the Plan is adopted by the Board prior to the initial grant of any such option and is thereafter submitted to the Corporation's shareholders for approval and (ii) each option so granted is not to become exercisable, in whole or in part, at any time prior to obtaining such shareholder approval.

       XIII. EFFECTIVE DATE AND TERM OF PLAN

             A. The Plan was initially adopted by the Board and approved by the Corporation's shareholders on March 31, 1987. The Plan has been restated and amended on six subsequent occasions to provide further benefits to participants under the Plan.

The five prior restatements were adopted by the Board on January 29, 1988, October 27, 1988, September 30, 1989, February 22, 1991, and October 22, 1992, respectively. This restatement of the Plan shall become effective on May 31, 1995, the date on which the Board adopted this restatement of the Plan.

             B. The provisions of this 1995 restatement shall apply only to options granted under the Plan from and after the date this restatement is adopted by the Board. All options issued and outstanding under the Plan immediately prior to such adoption of this restatement shall continue to be governed by the terms and conditions of the Plan (and the respective instruments evidencing each such option) as in effect on the date each such options was previously granted, and nothing in this 1995 restatement shall be deemed to affect or otherwise modify the rights or obligations of the holders of such options with respect to the acquisition of shares of Common Stock thereunder.

             C. Unless the Plan is sooner terminated in accordance with Section 8, no option may be granted under the Plan after the earlier of (i) March 30, 1997 or (ii) the date on which all shares available for issuance under the Plan have been issued or canceled pursuant to the exercise or surrender of options granted hereunder.

       XIV.  USE OF PROCEEDS

             Any cash proceeds received by the Corporation from the sale of shares pursuant to options granted under the Plan shall be used for general corporate purposes.

       XV.   INFORMATION TO OPTIONEES

             The Corporation shall deliver a balance sheet and an income statement at least annually to each individual holding an outstanding option under the Plan, unless the optionee is a key employee whose duties in connection with the Corporation assures such employee access to equivalent information.

       XVI.  WITHHOLDING

             The Corporation's obligation to (i) deliver stock certificates upon the exercise of any option or (ii) pay cash upon the surrender of any option granted under the Plan shall be subject to the option holder's satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

       XVII. REGULATORY APPROVALS

             The implementation of the Plan, the granting of any option under the Plan, and the issuance of Common Stock upon the exercise of any such option shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it, and the Common Stock issued pursuant to it.